Exhibit 99.2

Starmount Acquisition Fact Sheet

Strategic focus on expanding employee benefits

that promote financial security and well-being

Transaction Summary

•	Price is $127 million plus net assets, funded from holding company cash and some incremental debt. We anticipate closing by the end of 3Q 2016.
•	Neutral to accretive to 2017 earnings per share.
•	No expense synergies assumed.
•	Share repurchase and common stock dividend outlook is unchanged from prior guidance.
•	Leverage, RBC ratios and holding company cash remain within target ranges.

Company Profile

•	Starmount is licensed in 49 states and the District of Columbia, selling dental and vision products.
•	Founded in 1983 and headquartered in Baton Rouge, Louisiana.
•	More than 220 employees.
•	Inforce annualized premium in excess of $180 million and more than 940,000 lives covered.
¡	consistent operating results
¡	strong customer persistency
¡	excellent customer satisfaction
•	Starmount provides a platform and network that is highly scalable.

Dental Experience

•	Unum has a recent history of successfully growing a dental business in partnership with United Concordia and Health Plan Services.
•	Total sales of $43 million in 2015.
•	Rapid growth since inception of partnerships in 2012 (Unum) and 2015 (Colonial Life).
•	Growth has come without a fully integrated offering.

Growth Plan

•	Staggered rollout over 2017-2018 to Unum and Colonial Life sales organizations.
¡	leverage size and scale of national distribution footprint
¡	leverage our strong brands and complementary products
¡	cross-sell opportunities to 170,000 current employer customers
•	Potential to grow premiums to ~$500 million in five years.